Exhibit 99.1

    DPAC Technologies Reports Results for Third Quarter of Fiscal Year 2005

     GARDEN GROVE, Calif.--(BUSINESS WIRE)--Jan. 13, 2005--

-- Airborne wireless products revenue increases 50% sequentially over second quarter.

--  Airborne products backlog increased to $900,000 at November
    30, 2004.

     DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its fiscal year 2005 third quarter, ended November 30, 2004. The Company's financial statements have been reclassified to present the memory stacking product line and the industrial, defense and aerospace ("IDA") product line as discontinued operations.

     Operating Results

     For the third fiscal quarter, revenue from continuing operations was $334,000 as compared to revenues of $22,000 for the third quarter of the previous year, a period in which the wireless product line, which now constitutes the continuing operations of the Company, was still primarily under development. The Company's net loss from continuing operations totaled $1.4 million, or $(0.06) per share, compared to a net loss from continuing operations for the prior year's third quarter of $7.0 million, or $(0.33) per share. The previous year's net loss for the third quarter included a $5.7 million income tax provision, while the current quarter has no income tax expense or benefit.
     Discontinued operations realized a gain of $508,000, or $0.02 per share, on revenues of $869,000 for the third quarter of fiscal year 2005. This resulted from final close out shipments of stacking products and royalties. In the prior year's third quarter, the loss from discontinued operations totaled $446,000, or $(0.02) per share, on revenues of $4.3 million.
     For the nine-month period ended November 30, 2004, revenues from continuing operations totaled $957,000 as compared to $22,000 for the comparable prior-year period, a period in which the wireless product line was primarily still under development. The net loss from continuing operations for the nine-month period ended November 30, 2004 was $5.0 million, or $(0.22) per share, compared to a net loss of $8.4 million, or $(0.40) per share, for the same period a year ago. The net loss in the prior-year period included a $4.8 million income tax provision, while the current year's nine-month period includes $573,000 in restructuring charges, primarily for severance costs, and includes no income tax expense or benefit. Selling, general and administrative expenses increased by $1.0 million to $3.6 million for the nine-month period ended November 30, 2004 as compared to the same prior year period. The increase was a result of increases in spending on sales and marketing efforts to launch the Airborne(TM) wireless product line as well as recruiting costs to obtain the management, sales and engineering personnel utilized in the Airborne(TM) operations. Since the Airborne(TM) product line is in the early stages of introduction to the OEM wireless connectivity market, revenues are currently composed primarily of development kits, prototype orders, pre-production quantities and non-recurring engineering fees.
     The net gain from discontinued operations for the nine-month period ended November 30, 2004 was $1,000, or $0.00 per share, compared to a net loss of $994,000, or $(0.05) per share for the comparable prior-year period. The results for the current year period include the gain of $721,000 on the sale of assets for both the memory stacking and IDA product lines.

     Balance Sheet Summary

     At November 30, 2004, DPAC had total assets of $9.8 million, including cash and cash equivalents of $4.0 million and assets related to discontinued operations of $92,000. This compares to total assets of $13.1 million at the Company's February 29, 2004 year-end, with $4.5 million in cash and cash equivalents and assets related to discontinued operations of $3.0 million at that date. Working capital at November 30, 2004 was $2.6 million compared to $4.3 million at February 29, 2004.

     Comment and Outlook

     Kim Early, DPAC's Chief Executive Officer stated, "The 50% revenue increase from the second to the third quarter confirms the on-going progression of our customers through their product design cycles. During the third quarter, we increased our design wins to more than 60 customers who are in various stages of designing and utilizing our Airborne products. Our progress was also reflected in the substantial increase of our order backlog to $900,000 from $230,000 at the end of the previous quarter, though $600,000 of our backlog is not deliverable until the second half of calendar 2005. This kind of delivery timetable reflects the characteristic profile of an initial launch quantity for our customers' new products, anticipated to be followed by a demand for additional shipments as their products begin to obtain market acceptance."
     Mr. Early continued, "We're proud of the progress we are making in building our customer base and helping our customers through their design and certification processes and into initial production. The receipt of initial production orders from an increasing number of customers confirms our belief in the validity of the Airborne design and our value proposition. These events represent another significant milestone in the transformation of DPAC into a leader in machine-to-machine wireless communications."

     Conference Call and Webcast

     Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss DPAC's financial performance in the third quarter of fiscal year 2005. The conference call will feature Chief Executive Officer Kim Early and Chief Financial Officer Steve Vukadinovich. To participate on the live call, please dial (866) 814-1914 toll free. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing (888) 266-2081 or (703) 925-2533 and entering the Passcode 625937.

     About DPAC Technologies

     Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

     Forward-Looking Statements

     This press release includes forward-looking statements. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, that our Airborne(TM) products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. Should revenues for our products increase more slowly than we currently anticipate, we may require additional financing. Such financing may not be available on favorable terms. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Forms 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.


                       DPAC Technologies Corp.
                       Condensed Balance Sheets
                             (Unaudited)
                              (in 000's)

                                             November 30, February 29,
                                                2004         2004
CURRENT ASSETS:
Cash and cash equivalents                         $4,001       $4,477
Accounts receivable, net                             147           31
Inventories                                          207           37
Prepaid expenses                                     148          323
Current assets of discontinued operations             92        1,747
Total current assets                               4,595        6,615

Property, net                                        273          264
Goodwill                                           4,529        4,529
Other assets                                         374          406
Non-current assets of discontinued operations          -        1,274

TOTAL                                             $9,771      $13,088

CURRENT LIABILITIES:
Accounts payable                                    $327         $336
Accrued compensation                                 172          217
Accrued restructuring costs - current                580          489
Other accrued liabilities                            279          104
Current liabilities of discontinued
 operations                                          639        1,192
Total current liabilities                          1,997        2,338

Accrued restructuring costs                          384          328
Non-current liabilities of discontinued
 operations                                          546          361

Net stockholders' equity                           6,844       10,061

TOTAL                                             $9,771      $13,088


                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)
                              (in 000's)

                                    For the quarter    For the nine
                                         ended:        months ended:
                                      November 30,      November 30,
                                      2004     2003     2004     2003

Net Sales - Continuing Operations     $334      $22     $957      $22
Cost of sales                          221       19      780       19
Gross profit                           113        3      177        3

COSTS AND EXPENSES:
  Selling, general and
   administrative                    1,174      845    3,569    2,524
  Research and development             388      477    1,086    1,208
  Restructuring charges                  -        -      573        -
   Total costs and expenses          1,562    1,322    5,228    3,732

LOSS FROM OPERATIONS                (1,449)  (1,319)  (5,051)  (3,729)

INTEREST INCOME                         10       16       25       46
LOSS BEFORE INCOME TAX BENEFIT      (1,439)  (1,303)  (5,026)  (3,683)
INCOME TAX PROVISION                     -    5,668        -    4,764
LOSS FROM CONTINUING OPERATIONS    $(1,439) $(6,971) $(5,026) $(8,447)

GAIN (LOSS) FROM DISCONTINUED
 OPERATIONS                            508     (446)       1     (994)
NET LOSS                             $(931) $(7,417) $(5,025) $(9,441)

NET GAIN (LOSS) PER SHARE:
 Continuing Operations - Basic and
  diluted                           ($0.06)  ($0.33)  ($0.22)  ($0.40)
 Discontinued Operations - Basic
  and diluted                        $0.02   ($0.02)  ($0.00)  ($0.05)
 Net Loss - Basic and diluted       ($0.04)  ($0.35)  ($0.22)  ($0.45)

  Basic and diluted shares          23,732   21,170   23,180   21,073


     CONTACT: DPAC Technologies
              Stephen Vukadinovich, 714-898-0007
              Steve.Vukadinovich@dpactech.com
              or
              Kim Early, 714-898-0007
              Kim.Early@dpactech.com